Exhibit 99.2

August 8, 2011

John Lowber, (907) 868-5628; jlowber@gci.com

Bruce Broquet, (907) 868-6660; bbroquet@gci.com

David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI, INC. ANNOUNCES AN EXTENSION OF EXPIRATION DATE

FOR EXCHANGE OFFER

ANCHORAGE, AK — August 8, 2011 — General Communication, Inc. (NASDAQ: GNCMA) today announced that its wholly owned subsidiary, GCI, Inc. (“GCI”), is extending the expiration date of the offer to exchange an aggregate principal amount of up to $325,000,000 of GCI’s new 6 ¾% Senior Notes Due 2021, which have been registered under the Securities Act of 1933, for a like amount of GCI’s old 6 ¾% Senior Notes Due 2021 issued in a private offering on May 20, 2011.  GCI has extended the offer in order to provide the holders of notes with sufficient time to review a supplement to the prospectus dated July 7, 2011 concerning the exchange offer.  The supplement to the prospectus, which is being delivered today to holders of the notes, will include information about the resignation of James M. Schneider from the Audit Committee of the Board of Directors of General Communication, Inc. and the appointment of Scott M. Fisher to the Audit Committee to fill the vacancy created by the resignation of Mr. Schneider.

The offer, which was scheduled to expire at 12:00 midnight, New York City time, on Thursday, August 4, 2011, will now expire at 12:00 midnight New York City time, on Friday, August 12, 2011, unless further extended by GCI.  All other terms, provisions and conditions of the exchange offer will remain in full force and effect.  Holders of notes will continue to have the right to withdraw tenders of notes at any time prior to the expiration of the offer

GCI appointed Union Bank, N.A. as exchange agent for the exchange offer. GCI has been informed by the exchange agent that as of 5:00 p.m. August 4, 2011, of the $325,000,000 principal amount of 6 ¾% Senior Notes Due 2021 outstanding, $325,000,000 had been tendered.

This press release is not an offer to exchange the outstanding notes, which may be made only pursuant to the terms of the prospectus dated July 7, 2011, as supplemented on August 8, 2011, and related letter of transmittal, and those documents should be consulted for additional information regarding delivery procedures and the terms and conditions of the exchange offer.  Copies of the prospectus, supplement and related letter of transmittal may be obtained by contacting Union Bank, N.A. at the contact information below:

By Facsimile:	By Registered or Certified Mail, Hand or Overnight Delivery:

(213) 972-5695 Attention: Josefina Benavides, Corporate Trust Department Confirm by Telephone: (213) 972-5679	Union Bank, N.A. Corporate Trust Department 120 South San Pedro Street, 4th Floor Los Angeles, CA 90012 Attention: Josefina Benavides

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial/subsea fiber optic network which connects not only

Anchorage but also Fairbanks and Juneau/Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.